Exhibit 99.1

International Money Express, Inc. Registers Record Remittances in October and Market Share Gains in the Third Quarter of 2020

MIAMI, FLorida (November 10, 2020) - International Money Express, Inc. (NASDAQ: IMXI)  (Intermex), a leading money remittance services company, today announced that it set an all-time one month high in October, initiating 3.1 million remittances, up 19.3% over October 2019. This performance exceeds the previous remittances record that was just set in August 2020. Contributing to this record performance were monthly all-time high transactions to Mexico, Guatemala, El Salvador, Honduras, and others.

This positive momentum also led to accelerating market share gains for the third quarter of 2020. In our  core markets of Mexico, Guatemala, El Salvador, and Honduras, which was 76% of the total Latin American market as of December 20191, Intermex realized 20.0% market share for the third quarter of 2020, up from 18.7% in the prior year third quarter.

“Delivering this record monthly result and strong quarterly performance is a testament to the International Money Express brand, with our focused, high quality agent network strategy, and our ability to provide high reliability and service quality. Generating this type of performance is even more impressive when you consider the United States, as well as Latin American and African countries are experiencing pandemic related disruptions,” said Chairman, CEO and President, Bob Lisy.

About International Money Express, Inc.
At International Money Express, Inc. (NASDAQ: IMXI), the customer is at the center of everything we do. We use proprietary technology that enables consumers to send money primarily from the United States to 17 countries in Latin America and the Caribbean, including Mexico and Guatemala, and seven countries in Africa and two in Asia. We offer the electronic movement of money to our customers through our network of sending and paying agents and company-operated stores located in all 50 states, the District of Columbia and Puerto Rico, and throughout Latin America, the Caribbean and selected countries in Africa and Asia. Our services are also available digitally through our app, intermexonline.com, and at the company retail locations. We were founded in 1994 and are headquartered in Miami, Florida with offices in Puebla, Mexico, and Guatemala City, Guatemala.

Investor Relations:
Mike Gallentine
Vice President of Investor Relations
tel: 305-671-8005
mgallentine@intermexusa.com
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[1]	December 2019 is the latest data available for all of the Latin American countries.